Filed pursuant to Rule 424(b)(3)

Commission File No. 333-74186

PROSPECTUS SUPPLEMENT DATED APRIL 28, 2003
(TO PROSPECTUS DATED NOVEMBER 29, 2001)

XICOR, INC.

4,356,286 Shares

Common Stock

     This Prospectus Supplement supplements the Prospectus dated November 29, 2001 (the “Prospectus”) of Xicor, Inc. (“Xicor”) relating to the resale by the selling stockholders of up to 4,356,286 shares of our Common Stock, no par value, that were issued in connection with convertible subordinated notes, and issuable upon exercise of warrants to purchase our Common Stock, held by the selling stockholders.

     This Prospectus Supplement should be read in conjunction with the Prospectus, and this Prospectus Supplement is qualified by reference to the Prospectus except to the extent that information herein contained supersedes the information contained in the Prospectus. Capitalized terms used in this Prospectus Supplement and not otherwise defined herein have the meanings specified in the Prospectus.

     On April 21, 2003, the last reported sale price for our Common Stock on the Nasdaq National Market was $5.73 per share.

     The information appearing under the heading “Selling Stockholders” commencing on page 11 of the Prospectus is hereby amended by replacing the second sentence of the second paragraph with the following sentence: “The notes were exchanged for a combination of cash and Xicor Common Stock with an aggregate value equal to 79 cents for each dollar of the notes’ face value.”

     The information in the table appearing under the heading “Selling Stockholders” commencing on page 11 of the Prospectus is hereby amended by adding the information below with respect to persons not previously listed in the Prospectus or in any amendments or supplements thereto, and by superseding the information with respect to persons previously listed in the Prospectus or in any amendments or supplements thereto that are listed below:

			Number of Shares
	Number of Shares	Number of	Beneficially Owned After
	Beneficially	Shares That May	the Offering(1)(3)
	Owned Prior to the	Be Sold in the
Name	Offering	Offering(2)	Number	Percentage

Franklin Small Cap Growth Fund II (4)	1,680,035	1,680,035	0	*
Franklin Convertible Securities Fund (5)	173,796	173,796	0	*
Franklin Aggressive Growth Fund (6)	209,796	173,796	36,000	*
Franklin Flex Cap Growth Fund (7)	868,983	868,983	0	*
Levco Alternative Fund, Ltd.	99,000	99,000	0	*
Purchase Associates, L.P.	26,900	26,900	0	*
Pine Ridge Financial, Inc. (8)	357,260	347,464	9,796	*
First Investors Holding Co., Inc. (9)	347,464	347,464	0	*
Victus Capital, L.P. (10)	93,583	93,583	0	*

*	represents less than 1% of the shares of common stock outstanding.

(1)	Percentage calculated based on Rule 13d-3(d)(1)(i) of the Exchange Act.

(2)	Assumes exercise of all warrants held by the selling stockholders. However, the number of shares of common stock issuable upon exercise of a warrant is subject to adjustment. As a result, the amount of common stock issuable upon exercise of the warrants may increase or decrease in the future.

(3)	Assumes the sale of all shares that may be sold in the offering.

(4)	Includes 387,701 shares issuable upon exercise of a warrant with an initial exercise price of $12.24 per share.

(5)	Includes 40,107 shares issuable upon exercise of a warrant with an initial exercise price of $12.24 per share.

(6)	Includes 40,107 shares issuable upon exercise of a warrant with an initial exercise price of $12.24 per share. Also includes 36,000 shares already owned and held for its own account.

(7)	Includes 200,535 shares issuable upon exercise of a warrant with an initial exercise price of $12.24 per share.

(8)	Includes 80,214 shares issuable upon exercise of a warrant with an initial exercise price of $12.24 per share. Also includes 9,796 shares already owned and held for its own account.

(9)	Includes 80,214 shares issuable upon exercise of a warrant with an initial exercise price of $12.24 per share.

(10)	Includes 93,583 shares issuable upon exercise of a warrant with an initial exercise price of $12.24 per share.

     Information concerning the selling stockholders is based upon information provided to us by the stockholders. This information may change from time to time and any changed information of which we are apprised will be set forth in future prospectus supplements if and when necessary.

     Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus supplement or the accompanying prospectus. Any representation to the contrary is a criminal offense.